Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 14, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Chase Corporation’s Annual Report on Form 10-K for the year ended August 31, 2012.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, MA
July 15, 2013